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                                                Filed Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-61966

                              PROSPECTUS SUPPLEMENT

                        (TO PROSPECTUS DATED MAY 6, 2002)

                            THORNBURG MORTGAGE, INC.
                                  Common Stock

         This prospectus supplement relates to sales made in at-the-market and privately negotiated transactions for the week ending June 28, 2002 of an aggregate of 454,700 shares of our common stock at an average purchase price of $19.6921 per share, for aggregate gross proceeds before commissions of approximately $8,954,011.18.

         Cantor Fitzgerald & Co. ("Cantor") acted as placement agent with respect to the sales pursuant to the Sales Agreement between Cantor and Thornburg Mortgage, Inc. dated April 19, 2002, as described in the accompanying prospectus. In connection with these sales, we will pay commissions to Cantor as follows:

                                                                              AVERAGE PER
                                                                                SHARE                TOTAL
Public offering price                                                        $  19.6921         $ 8,954,011.18
Commission                                                                   $   0.5908         $   268,619.98
Proceeds, before expenses, to Thornburg Mortgage, Inc.                       $  19.1014         $ 8,685,391.20

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. These documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3, as amended (No. 333-61966), filed with the Securities and Exchange Commission on April 19, 2002, is hereby incorporated by reference into this prospectus supplement.

         Our common stock is traded on the New York Stock Exchange under the symbol "TMA." On June 28, 2002, the last sale price of our common stock on the New York Stock Exchange was $19.68 per share, and before the issuance of shares pursuant to this prospectus supplement, we have 44,165,886 shares of our common stock outstanding.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS DATED MAY 6, 2002 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                            [CANTOR FITZGERALD LOGO]

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             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 1, 2002.